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                   [FPA MEDICAL MANAGEMENT, INC. LETTERHEAD]

                                       For:    FPA Medical Management, Inc.

                          Investor Contact:   Steven M. Lash
                                              Executive Vice President and
                                              Chief Financial Officer
                                              619-295-7005

FOR IMMEDIATE RELEASE
---------------------
                                              Robert P. Jones\Jill Ruja
                              Media Contact:  Miriam Adler
                                              Morgan-Walks Associates
                                              212-850-5600

            FPA MEDICAL MANAGEMENT, INC. PLANS TO OFFER CONVERTIBLE
                            SUBORDINATED DEBENTURES

        San Diego, California, November 26, 1996 -- FPA Medical Management, Inc. (Nasdaq:FPAM) today announced that it plans to offer $75,000,000 aggregate principal amount of Convertible Subordinated Debentures due 2001 (the "Debentures"). The Company will grant to the initial purchasers the option to purchase up to an additional $11,250,000 principal amount of the Debentures solely to cover over-allotments. The Debentures will be convertible into shares of Common Stock of the Company at a fixed conversion price per share to be determined, subject to adjustment in certain circumstances. The Debentures will be redeemable by the Company at declining redemption prices commencing in December 1999. The purpose of the proposed offering is to provide funds to repay certain indebtedness and for general corporate purposes, including acquisitions to support future growth. The Company intends to register the Debentures and the underlying Common Stock within 30 days of the first issuance of the Debentures.

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        The Debentures will be offered through initial purchasers in the United
States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Act") and to a limited number of institutional "accredited investors" as defined in the Act. The remainder of the Debentures will be offered by the initial purchasers outside the United States in reliance on Regulation S under the Act.

        The Debentures issued and sold in reliance on Rule 144A are expected to be eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc.

        The Debentures and the underlying common stock offered have not been registered under the act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        FPA Medical Management, Inc. is a national physician practice management company which acquires, organizes and manages primary care physician networks and provides contract management services to hospital based emergency departments.



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